Exhibit 99.2

June 3, 2014

Protective employees,

I write to share some important and exciting news. Today we announced an agreement to be acquired by Dai-ichi Life, one of the world’s top 20 life insurers. Headquartered in Tokyo, Japan, Dai-ichi Life is a highly respected, well-run company with about 67,000 employees and operations in Japan, Australia, Vietnam, Indonesia, India and Thailand.

Under the agreement, our shareowners will receive $70.00 per share in cash, which represents a significant premium over our unaffected closing price on May 30, 2014. There is no overlap with Protective in the United States and Dai-ichi Life views us as its platform for growth in this country. The press release we issued a short while ago can be found here.

We recognize that the communications this week may have come as a bit of a shock. The fact is we were not looking for a buyer. Our company is strong, our performance has been good, we have tremendous momentum and we are all proud of what we have accomplished in our 100+ year history. However, as we are a publicly traded company, our Board felt the Dai-ichi Life proposal was compelling enough to merit serious consideration.

After an extensive review with the help of external financial and legal advisors, the Board has decided that accepting Dai-ichi Life’s offer was in the best interests of our shareowners. You should know that our Board was also impressed by Dai-ichi Life’s plans for Protective to be its principal platform for growth in the U.S. Because there is no overlap in the two companies’ businesses, we do not anticipate job eliminations or significant changes for our employees as a result of the transaction. For customers and distributors, we will be an even stronger company.

As you will see from the press release, there is much to be done in the next few months. We do not expect this transaction to close until the end of this year. Until then, we will operate as separate companies. But, even after we close, we do not anticipate any significant changes on a day-to-day basis. I will continue as CEO of Protective and the leadership team is excited to continue in their roles. We will continue to operate with the same mission and values as always.

From a strategic standpoint, becoming part of the Dai-ichi Life family will provide us with many opportunities that may have taken longer to achieve on our own. We should have the ability to invest more in retail growth and new products, and in expanding our customer base, and we expect our unique acquisition capabilities will continue to be important to the combined company’s strategy.

I know you will have many questions both now and over the next several months as we go through the transition process. We will keep you informed and involved as best we can along the way. There is a link to an FAQ attached to this note and over the next several days, we will be hosting a variety of Town Hall meetings to address your questions and concerns. We have also established an email box, transitionquestions@Protective.com, so that we can hear what is on your mind and respond to your questions.

Our people, our distributors and our customers are very important to us and that will never change. I believe our future is bright together and I hope you share my excitement for what’s in store. Thank you for your continued commitment and your efforts to uphold our values and serve our customers and distributors.

Sincerely,

/s/ Johnny Johns
Johnny Johns
Protective CEO

Link to FAQs